UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  February 25, 2016

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Claims Proceeds Investment Agreement

On February 25, 2016, ParkerVision, Inc. (the “Company”) entered into a Claims Proceeds Investment Agreement (the “Agreement”) with Brickell Key Investments LP, (“Brickell”), a special purpose fund under the management of Juridica Asset Management Limited, a Guernsey-based asset manager.  Under the Agreement, Brickell funded $10 million, with the provision to provide an additional $1 million at Brickell’s discretion, (collectively, the “Funded Amount”) to the Company to be used primarily to pay the Company’s legal fees and expenses in connection with the Company’s complaint filed with the United States International Trade Commission (Investigation No. 337-TA-982) and the related district court action filed by the Company in the United States District Court for the Middle District of Florida, Case No. 3:15-cv-01477 (together, the “Funded Actions”).

The Company will reimburse the Funded Amount and compensate Brickell from gross proceeds resulting from the Funded Actions (“Funded Actions Proceeds”) and/or gross proceeds from the Company’s other patent enforcement actions and patent-related monetization activities (collectively, the “Proceeds”). Brickell is entitled to be paid (i) 100% of Proceeds until such time that Brickell has been repaid the Funded Amount in full, (ii) a portion of remaining Proceeds up to a minimum return (“Minimum Return”), determined as a percentage of the Funded Amount, and (iii) a pro rata portion of Funded Actions Proceeds in excess of the Minimum Return.

The Company granted Brickell a senior security interest in the Company’s assets until such time as the Minimum Return is paid, in which case, the security interest will be released except with respect to the Funded Actions Proceeds and the Company’s patents directly related to the Funded Actions. The security interest is enforceable by Brickell in the event that Company is in default under the Agreement which would occur if (i) the Company fails, after notice, to pay Proceeds to Brickell, (ii) the Company becomes insolvent or insolvency proceedings are commenced (and not subsequently discharged) with respect to the Company, (iii) the Company’s creditors commence actions against the Company (which are not subsequently discharged) that affect material assets of the Company, (iv) the Company, without Brickell’s consent, incurs indebtedness other than immaterial ordinary course indebtedness or (v) there is an uncured non-compliance of the Company’s obligations or misrepresentations by the Company under the Agreement.

The Company also granted Brickell a first right to provide additional funds on substantially similar terms as provided for in the Agreement, including, specifically, the right to fund up to $2 million with respect to additional identified patent enforcement actions that may be taken by the Company.

The Agreement contains customary representations, warranties and covenants of the Company and Brickell and the Company agreed to keep confidential and not use or disclose the confidential information of the other party.

Warrant

 As provided for in the Agreement, the Company issued Brickell a warrant to purchase of up to 2.5 million shares (the “Warrant Shares”) of the Company’s common stock at an exercise price of $0.35 per share (the “Warrant”). The Warrant is exercisable for five years from the date of issuance (the “Exercise Period”).

The Warrant provides for piggy-back registration rights of Warrant Shares if, during the Exercise Period, the Company proposes to file a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account, other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan. The Warrant may be exercised on a cashless basis by the holder of the Warrant if a registration statement is not available for resale of Warrant Shares to the public.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in the sixth paragraph under Item 1.01 is incorporated under this Item by reference.

Item 7.01.  Regulation FD Disclosure.

On February 26, 2016, the Company issued a press release announcing the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, and the exhibits related thereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, and the exhibits related thereto, shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)                Exhibits:

Exhibit No.	Description

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2016
PARKERVISION, INC.

By:	/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer

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